Exhibit 99.1

Jack in the Box Inc. Announces New $200 Million Share Repurchase Program

SAN DIEGO--(BUSINESS WIRE)--September 21, 2015--Jack in the Box Inc. (NASDAQ: JACK) today announced that its Board of Directors has authorized an additional $200 million stock buyback program commencing in fiscal year 2016 and expiring in November 2017.

During fiscal year 2015, the company repurchased approximately 3,743,000 shares at an average price of $84.71 per share, for an aggregate cost of $317.1 million, including $65.5 million in the fourth quarter of fiscal 2015. This completed a $100 million stock buyback program authorized by the company’s Board of Directors in May 2015.

Lenny Comma, chairman and chief executive officer, said, “Over the last five years, we have demonstrated our commitment to returning our growing free cash flow to shareholders through the purchase of $1 billion in stock and the initiation of a dividend in 2014. The additional authorization coupled with the 50 percent increase in our dividend announced in May underscores the confidence both the management team and our Board of Directors have in our business model and growth plans. The amendment to our credit facility that was announced in July also provides us with more than $400 million of additional borrowing capacity to support our strategic priorities and comfortably maintain leverage within a 2 to 3 times range.”

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291